Exhibit 10.3

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of [_____], 2017 (“Agreement”), by and among BLACK RIDGE ACQUISITION CORP., a Delaware corporation (“Company”), BLACK RIDGE OIL & GAS, INC., a Nevada corporation (the “Sponsor” and any permitted transferee of the Sponsor after the date hereof in accordance with the terms hereof being referred to as an “Initial Stockholder”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated [_____], 2017 (“Underwriting Agreement”), with EarlyBirdCapital, Inc. (the “Representative”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units (“Units”) of the Company, plus an additional 1,500,000 Units if the Representative exercises the over-allotment option in full. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), one right to receive one-tenth of one share of Common Stock upon the consummation by the Company of a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”), and one half of one Warrant, each whole Warrant to purchase one share of Common Stock, in the Company’s initial public offering (the “IPO”), all as more fully described in the Company’s final Prospectus, dated [_____], 2017 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-_________) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on [_____], 2017 (“Effective Date”).

WHEREAS, the Sponsor has agreed as a condition of the sale of the Units to deposit its 2,875,000 shares of Common Stock of the Company in escrow as hereinafter provided.

WHEREAS, the Company and the Sponsor desire that the Escrow Agent accept the shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.             Appointment of Escrow Agent. The Company and the Sponsor hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.             Deposit of Shares. On or before the Effective Date, the Sponsor shall have delivered to the Escrow Agent a certificate representing such Sponsor’s shares, to be held and disbursed subject to the terms and conditions of this Agreement. The Sponsor acknowledges that the certificate representing such Sponsor’s shares is legended to reflect the deposit of such shares under this Agreement.

3.             Disbursement of the Escrow Shares.

3.1       If the Underwriters do not exercise in full their over-allotment option to purchase up to an additional 1,500,000 Units of the Company within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Sponsor agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, a number of shares determined by multiplying 375,000 by a fraction, (i) the numerator of which is 1,500,000 minus the number of shares of Common Stock, if any, purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

3.2       Except as otherwise set forth herein, the Escrow Agent shall hold the shares remaining after any cancellation required pursuant to Section 3.1 above (such remaining shares to be referred to herein as the “Escrow Shares”) until (i) with respect to 50% of the Escrow Shares, on the earlier of (x) one year after the date of the consummation of the Company’s initial Business Combination and (y) the date on which the closing price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and (ii) with respect to the remaining 50% of the Escrow Shares, one year after the date of the consummation of an initial Business Combination (the “Escrow Period”). The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Stockholder’s Escrow Shares (and any applicable share power) to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated because it failed to consummate a Business Combination within the time period specified in the Prospectus, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, within one year after the Company consummates a Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Stockholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4.            Rights of Initial Stockholder in Escrow Shares.

4.1       Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2       Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3       Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) to the Initial Stockholders’ or the Company’s officers, directors, employees, consultants or their affiliates, (ii) to an Initial Stockholders’ officers, directors, employees or members upon the Initial Stockholders’ liquidation, in each case if the Initial Stockholder is an entity, (iii) by bona fide gift to a member of the Initial Stockholders’ immediate family or to a trust, the beneficiary of which is the Initial Stockholder or a member of the Initial Stockholders’ immediate family for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a Business Combination or (vii) in connection with the consummation of an initial Business Combination, by private sales of the Escrow Shares at prices no greater than the price at which the Escrow Shares were originally purchased; provided, however, that except for clause (vi) or with the Company’s prior written consent, such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Sponsor transferring the shares.

4.4       Insider Letter. The Sponsor has executed a letter agreement with the Company and the Representative, dated as indicated on Exhibit A hereto, the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of the Sponsor in certain events, including, but not limited to, the liquidation of the Company.

5.            Concerning the Escrow Agent.

5.1       Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2       Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3       Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4       Further Assurances. From time to time on and after the date hereof, the Company and the Sponsor shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5       Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6       Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7       Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8       Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.            Miscellaneous.

6.1       Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2       Third Party Beneficiaries. The Sponsor hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement.

6.3       Entire Agreement. This Agreement and each Insider Letter contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4       Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6       Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, four business days after the date of mailing, as follows:

If to the Company, to:

Black Ridge Acquisition Corp.
c/o Black Ridge Oil & Gas, Inc.
110 North 5th Street, Suite 410,
Minneapolis, Minnesota 55403
Attn: Ken DeCubellis

If to the Sponsor, to its address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
1 State Street Plaza
New York, New York 10004
Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

EarlyBirdCapital, Inc.
366 Madison Avenue
5th Floor
New York, New York 10017
Attn: General Counsel and Investment Banking Department
Facsimile: (212) 661-0200

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.

and:

Greenberg Traurig, LLP
Met Life Building
200 Park Avenue
New York, New York 10166
Attn: Alan I. Annex, Esq.

and:

Stinson Leonard Street LLP
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attn: Jill R. Radloff

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7       Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

6.8       Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

BLACK RIDGE ACQUISITION CORP.

By:

SPONSOR:

BLACK RIDGE OIL & GAS, INC.

By:
Name: Ken DeCubellis
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

Name and Address	Number of Shares	Stock Certificate Number	Date of Insider Letter

Black Ridge Oil & Gas, Inc. 110 North 5th Street, Suite 410, Minneapolis, Minnesota 55403	2,875,000	1	[_____]